Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Foamex International Inc.:

We consent to the use of our reports dated April 4, 2008, with respect to the consolidated balance sheets of Foamex International Inc. and subsidiaries as of December 30, 2007 and December 31, 2006, and the related consolidated statements of operations, cash flows, and stockholders’ deficiency for each of the years in the three-year period ended December 30, 2007, and the related financial statement schedules of condensed financial information of registrant and valuation of qualifying accounts, and the effectiveness of internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007 annual report on Form 10-K/A of Foamex International Inc. incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements and related financial statement schedules refers to the adoption by the Company of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 2, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 31, 2006, and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143,” effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 18, 2008